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Explanatory Note

Below is a transcript of a conference call held by FS Investment Corporation on December 11, 2017.

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Transcript by TransPerfect

OPERATOR: Good morning, Ladies and Gentlemen. Welcome to FS Investment Corporation’s conference call to discuss the formation of a strategic partnership with respect to its investor, investment advisor. Your lines will be in a listen-only mode during remarks by management. At the conclusion of the remarks, we will begin the question and answer session, at which time I’ll give you instructions on entering the queue. Please note that this conference is being recorded. At this time, Christopher Condelles, Executive Vice President of FS

Investments will proceed with the introduction. Mr. Condelles, you may begin.

CHRISTOPHER CONDELLES: Good morning. And welcome to FS Investment Corporation’s call to announce a strategic partnership with respect to its investment advisor. Please note that FS Investment Corporation may be referred to as FSIC, the Fund or the Company and that FS Investments may be referred to as FS throughout the call. Today’s conference call is being recorded and an audio replay of the call will be available for 30 days. Replay information is included in a press release that FS Investments and KKR issued on December 11, 2017. A link to today’s webcast and the presentation is available on the Investor Relations section of the company’s website at www.fsinvestmentcorp.com under presentations and reports. Please note that this call is the property of FSIC. Any unauthorized rebroadcast of this call, in any form, is strictly prohibited. I would also like to call to your attention the customary disclosure in FSIC’s filing with the SEC regarding forward-looking statements. Today’s conference call may include forward-looking statements and we ask that you refer to FSIC’s most recent filings with the SEC for important factors that could cause actual results or outcomes to differ materially from these statements. FSIC does not undertake to update forward-looking statements unless required to do so by law. To obtain copies of FSIC’s latest SEC filings, please visit its website. Speaking on today’s call will be Michael Forman, Chairman and Chief Executive Officer of FSIC, Scott Nuttall, Co-President and Co-Chief Operating Officer of KKR, Todd Builione, President of KKR Credit and Markets as well as CEO of CCT and Mike Kelly, President and Chief Investment Officer of FS Investments. I will now turn the call over to Michael.

MICHAEL FORMAN: Thank you, Chris. And welcome all. On behalf of FS and KKR, I would like to thank you for joining us this morning. We’re excited to announce a partnership between our firms. Together, we’ll create a premier, alternative lending platform with more than $18 billion of BDC assets, by combining FSIC’s FSIC and KKR’s CCT franchises. Hopefully by now, you’ve had a chance to review our press release and explore the new website we launched at fsproxy.com. There, you can also find the presentation we’re using on today’s call and additional details about today’s announcement. I would like to start by briefly summarizing the transaction’s key highlights, which you can see on slide three. The combination of our BDC franchises, creates a global platform with over $18 billion dollars in BDC assets, 150 sponsor relationships and 325 portfolio companies. We’ll have access to an expanded set of credit investment opportunities for our funds, offering unparalleled suite of lending solutions for borrowers and leverage the scale required to excel in today’s market. Importantly, exemptive relief is expected to allow the platform to co-invest alongside KKR’s $41 billion credit franchise. To ensure full alignment across our platforms, FS and KKR will form a new advisor that will be equally controlled by each of us, a true partnership. Upon a successful vote of our shareholders approving our new advisor, the base management fee for the FSIC platform will be permanently

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reduced to 1.5%. For quarters ending after January 1, 2018, we will also remove the base management fee and add-back, fee add-back from FSIC’s incentive fee calculation. Now that you understand the details of the transaction, we’d like to share the rationale behind it which we address on slide four. We decided to partner with KKR and evolve the FSIC franchise after carefully considering the evolution of the direct lending landscape. Over the past ten years, I’ve watched the direct lending market evolve into a much more competitive and dynamic space. To respond and deliver the highest value to our stockholders, we set out to further leverage our scale, access a broader set of investment opportunities and better service the marketplace of borrowers.

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To achieve this goal, we needed to identify a firm with a unique set of capabilities and the cultural fit to partner with over the long term. Through our many discussions with KKR, it became apparent that FS and KKR foster the same core values of teamwork, integrity, innovation and excellence. I’m pleased that we found in each other these shared values because, together, we expect our complimentary skillsets will unlock the significant value of our combined platform. With that, I would like to turn the call over to Scott.

SCOTT NUTTALL: Thank you, Michael. First, I echo Michael’s opening comments and share his excitement. We at KKR see this partnership as a critical part of our credit platform and we’re fully committed to delivering greater value to FSIC and CCT investors. For those of you that may be new to us, if you look at slide five of the presentation, you will see a snapshot of what KKR looks like today. We manage over $150 billion of third-party AUM, with about $90 billion of that in private equity and real assets and today, $41 billion in credit assets. And then, we have two parts of our business that are different from our peers. The first is our capital markets business. We’ve executed over $300 billion in financings and re-financings, inception to date, across our portfolio companies and, increasingly, on behalf of third-party sponsors and corporate clients. And we have a balance sheet with $15 billion of assets, which makes us the biggest investor in what we do. The balance sheet reinforces the alignment points that Michael introduced earlier. And we’ve found that utilizing these three parts of our firm together, our third-party assets, our capital markets business and our balance sheet, is powerful. Finally, our firm has been around for 41 years. And we feel as though the culture of the firm is special. FS and KKR have very similar cultures. We choose our partners very carefully and are excited to have the opportunity to work with Michael and everyone at FS. We believe KKR and FS bring complimentary skills to the partnership. We match each other’s respective strengths. FS, as the leader in managing BDCs, will help us build a better business and become better investors. We look forward to leveraging our capabilities to truly create a differentiated platform, positioned for success in the future. Todd will now provide a more detailed overview of our credit platform. Todd?

TODD BUILIONE: Thank you, Scott. Slide six provides an overview of KKR Credit. Today, KKR manages more than $41 billion of credit AUM. Assuming all shareholder approvals are received on a pro forma basis for the partnership with FS, KKR Credit will be $55 billion. This partnership will be a critical part of the credit business, representing more than 30% of the $55

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billion. KKR Credit is global. We have more than 100 dedicated credit professionals across eight cities in seven countries. Focusing on origination, we currently cover 150 sponsors, in addition to direct corporate relationships and financial intermediaries. And we expect to continue to invest in and expand our original capabilities. This new platform enhances our ability to focus on the upper end of the middle market, a space where we find secularly compelling, risk-reward opportunity. This partnership will make us more relevant to those borrowers, as our ability to directly originate and hold larger investments is augmented by a larger pool of investable capital. To state it simply, our goal is to have the best opportunity set from which to select investments. Since our BDCs must remain invested to provide distributions, they benefited from having the highest possible number of investment choices. With that said, I think it’s important to take a minute to walk you through the benefits of the diversified sourcing platform that will be available to FSIC and which is outlined on slide seven. First, our partnership will provide access to 325 existing borrowers, which represents a highly valuable incumbency position. This means that we can work to deliver additional lending solutions to borrowers in our existing portfolio. Second, we expect our global, corporate and non-sponsor coverage, which is now even deeper, to enhance deal flow and solidify us as a first call. We have a vast global network of family office, private banking and direct corporate relationships that will expand origination opportunities for FSIC.

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Additionally, the knowledge we develop from this network can also help us in our transaction diligence and ultimately, of course, our decision-making. Lastly, KKR’s global asset-based finance capabilities, combined with FS’s ‘40 Act structuring expertise, will expand our ability to capture investments in sectors we see as highly attractive today. Mike will now walk you through the benefits of our partnership.

MIKE KELLY: Thanks, Todd. We believe, as you can see on slide nine, that our partnership creates an industry-leading platform that will generate new sources of income and return for our investors. The partnership with KKR dramatically expands FSIC’s origination universe. Greater access to international sponsors, direct to corporate or non-sponsored deals and global asset-based finance, will increase our ability to optimize our portfolio with investments that generate better risk-adjusted returns. And by providing a full suite of differentiated lending solutions, such a full-scale capital markets capability, we can support our borrowers’ needs during the full life-cycle of their businesses. This should position us to build stronger relationships and win more deals. We believe the new features of the FSIC platform will allow us to deliver increased value to our shareholders. I also want to address the transition period which is highlighted on slide ten, which is the top of our minds when working through this transaction. FS, KKR and GSO are all committing to making this a seamless transition. And we all want to make sure you have confidence in our ability to execute during the transition period. Because of this, I want to highlight a number of steps that we’ve taken. First, we have supplemented an already strong internal team. As you know, FS Investment professionals have been involved in the underwriting and monitoring of FSIC’s portfolio since its inception nine years ago. During the past several years, we have made significant investments in our team. We recently made several key hires including Brian Gerson, Mike Carter, Chris Condelles and Andrew Beckman. Brian,

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who heads FS’s Private Credit team and Sean Coleman, Chief Credit Officer, will be actively overseeing the transition, including the origination, underwriting and monitoring of investments. They are further supported by an experienced team of portfolio management and investment management professionals. Second, it’s important to understand that GSO will remain our sub-advisor for the next several months as KKR begins to take on more responsibility through a sourcing and administrative agreement. During this transition period, KKR will be working alongside the FS team to develop an understanding of the portfolio processes and systems to ensure a smooth transition. In addition, KKR will begin providing additional investment opportunities for review and consideration by FS. Since we’ll all be working together during this time, we expect this arrangement to facilitate the transition. One of the key benefits of this arrangement is that we will have multiple sources of origination. This includes a robust pipeline of deals from GSO which we will work together to close out. Through its sourcing agreement, KKR will identify new opportunities to present to the fund. And we will utilize our incumbency position in the existing portfolio to drive incremental deal flow. We’ll also supplement these sources of deal flow with FS’s own direct origination. By the beginning of April, we expect that GSO will have completed its role. And we anticipate that our enhanced platform will be fully up and running by the second half of 2018. We will then focus on deriving the full benefits of our partnership, including, through the evaluation of mergers and liquidity events. With that, I will now turn the call over to Scott and Michael for concluding remarks. Scott?

SCOTT NUTTALL: Thank you, Mike. One final thought, this is a true partnership. FS and KKR have complimentary strengths and capabilities. This is all about marrying those strengths to deliver extraordinary outcomes for all of you. This partnership has our full support, our longterm commitment and is now a critical part of KKR.

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We could not be more excited to take this step with our new partners at FS. Michael?

MICHAEL FORMAN: Thank you, Scott. My intention for this call was to communicate our high confidence and excitement about the partnership between FS and KKR. Our partnership will allow us to fully leverage the scale, expanded opportunity set and differentiated capabilities to deliver superior return to investors. It offers a unique opportunity that does not exist anywhere in the market today. On behalf of FS and KKR, thank you to everyone on the phone for joining our call. And we appreciate your trust and investment in FSIC. We look forward to delivering on this exciting opportunity. With that, let me turn it over to the operator.

OPERATOR: Thank you. We are now going to open the call for questions. Michael, Scott, Todd and Mike are joined by Dan Pietrzak, CIO of CCT and Co-Head of KKR Private Credit. Brian Gerson, Head of Private Credit at FS Investments and Chris Condelles, Executive Vice-President of FS Investments. To ask an audio question at this time, please press star, one on your telephone keypad. To withdraw your question, press the pound key. Thank you. And your first question comes from Jonathan Bock of Wells Fargo Securities.

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JONATHAN BOCK: Thank you for taking my questions. And I’ll ask two, if I’m allowed. The first one is, I think we were reading through the release and there would be some restrictions as it relates to GSO’s ability to both acquire stock, et cetera. Would you be able to walk through the additional restrictions on ability to refinance any particular loans? And I’m not, one, I’m interested in what the restrictions are, but two, the date at which they end.

MICHAEL FORMAN: Sure. Thank you, Jon. It’s Michael and I appreciate the questions. And I think, that’s a very, very important component of the deal and one that we believe was quite significant to the fund and its investors. The agreement is that for a period of 18 months from April 8, GSO is not permitted to provide financing to any portfolio company within the FSIC and FSEP franchise. Now, I say EP, because there’s some overlap in investments. So, what we call euphemistically, the no-poaching provision, it’s an 18-month restriction from what we see as closing, where GSO cannot provide financing to any portfolio company. We think that’s very important to protect the portfolio. That’s the most important asset that this fund has. And we believe we’ve addressed that upfront.

JONATHAN BOCK: Got it. And may I ask a second one?

MICHAEL FORMAN: Sure, Jonathan.

JONATHAN BOCK: Okay. So then, the last question would be, understanding that the manager and the sub-advisor relationship before now becomes, effectively, merged into a joint venture, the question that some shareholders would ask is that, Michael, if you are the manager and have the ability to terminate the sub-advisor at a moment’s notice, effectively, I think it’s 60-days’s notice. Can you explain why a $640 million payment needs to be paid to GSO if you and your board have the ability to terminate this provision yourself with no compensation paid?

MICHAEL FORMAN: Yeah. And I think that’s a great question, Jon. In some respects, it dovetails to the prior question. So, let me walk you through that. I think the first principle everybody needs to understand is that payment is being made by FS, the holding company of my firm and not the funds. The funds will not be paying anything in connection with that payment or in connection with this transaction. It will all be absorbed by our firm or the advisor. So, that’s the first, I think, most important question. Secondly, GSO’s been a terrific partner for nine years. We’ve built a great franchise together. This is a consensual transaction. It was very important for us that there be a smooth transition. Included in that payment will be the payments to GSO to continue to serve as the sub-advisor over the next several months. Consideration to bind the restrictions that GSO has agreed to, namely, the one we just discussed, that no-poach provision. There’s also some restrictions on GSO’s ability to launch competitive BDCs. So, when we looked at this transaction, generally, Jon, it was very important that we put the interest of the funds and funds’ investors first.

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That we ensure a seamless and consensual transition. That the portfolio be protected. That any costs relating to the transaction not be borne by the funds and that we partner with what we think is a great partner in KKR. So, Scott, if you have anything you want to add to that?

SCOTT NUTTALL: No. I think that was well-covered.

JONATHAN BOCK: Thank you for taking my questions.

MICHAEL FORMAN: Thanks, Jon.

OPERATOR: Your next question comes from Ryan Lynch of KBW.

RYAN LYNCH: Good morning. Thank you for taking my question. I wanted to talk about the exemptive relief provision. I believe you said you guys were looking to get exempted to invest across the platform. Can you just give us an update on when you expect the timing of exemptive relief to occur, where FSIC can now invest with CCT? And can you talk about, until you guys get exemptive relief, how are investments going to be sourced at FSIC?

MICHAEL FORMAN: Sure. So, I think that’s a great question. In our view, and I’ve talked to a lot of you about this, the whole concept of exemptive relief, while it may be a little bit of inside baseball, is very, very significant to the management of the BDCs, particularly as there’s more scale. I think it’s very important that we have, in FSIC, access to the full KKR platform. So, it’s not just direct middle market loans, but it’s what they do in the asset-based lending side, their capital markets business, the European business, the whole platform. And what’s unique here is, upon the closing, we’ll immediately be able to co-invest. We fit within the existing exemptive relief. So, there won’t be a long period where we’re attempting to seek exemptive relief and co-invest. So, that’s fundamental about this transaction. So, you understand the steps that we’re going through, between now and April, we’ll be out seeking the votes on the proxy. We expect to close in late March or early April. During that period of time, we’ll be working with GSO. We’ll still be the sub-advisor, to provide any additional financing to our portfolio companies and to close the existing pipeline. We’ve ramped up our internal capabilities during that period as well. KKR will be working with us in a transition capacity. And then when we close with KKR, we’ll be able to co-invest immediately and take advantage of their full credit platform.

RYAN LYNCH: Okay. Thank you for taking my question.

MICHAEL FORMAN: Sure. Thank you, Ryan.

OPERATOR: As a reminder, to ask an audio question, please press star, one on your telephone keypad. And your next question comes from Michael Cyprus of Morgan Stanley.

MICHAEL CYPRUS: Hi. Good morning. Thanks for taking the question. Just curious if you could talk a little bit about the economics that come through to FS Investments and KKR on the new partnership. And is KKR making any sort of upfront payments relating to becoming a partner and investment advisor here?

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MICHAEL FORMAN: Right. Sure. And nice to talk to you. We’ve disclosed the payment that FS is making to GSO. And as I discussed in my response to Jonathan Bock’s question, that’s to ensure the transition and to bind the restrictions. The remainder of the economics of the transaction are not being disclosed at this point. Suffice it to say that this is a real partnership with KKR and we will share governance equally.

SCOTT NUTTALL: Hey, Michael, it’s Scott speaking. I’d say a couple of things. One, to follow up on Michael’s point, this really is an economic purchase between FS and Blackstone. What KKR’s doing here is we’re contributing our CCT franchise and some value, the amount of which is not being disclosed. To Michael’s point, it’s 50/50 governance, a true partnership. We’re posting a deck to our KKR website which will give you a little bit more detail in terms to what the economics can mean over time.

MICHAEL CYPRUS: Great. Thank you both. I’ll look out for that deck, Scott. Thanks.

SCOTT NUTTALL: Thank you, Michael.

OPERATOR: Thank you. At this time, there are no further questions. I would now like to turn the call back over to Michael Forman for any closing or additional comments.

MICHAEL FORMAN: Thank you, operator. And thank you everybody for participating on this call. This is certainly an exciting moment for us at FS. We’re really excited to be partnering with KKR and expect to be able to deliver superior returns to our investors. So, thanks for the time this morning. We look forward to talking to you all soon.

OPERATOR: Thank you. And this concludes today’s conference call. You may now disconnect.

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Additional Information and Where to Find It

This communication relates to proposed investment advisory agreements for FS Investment Corporation IV (the “Company”), FS Investment Corporation, FS Investment Corporation II and FS Investment Corporation III (collectively, the “FSIC Funds”) which will be presented for approval at upcoming special meetings of each of the FSIC Funds’ stockholders. In connection with the proposals at each of these special meetings (such proposals, the “Proposals”), each FSIC Fund intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A (a “Proxy Statement”). STOCKHOLDERS OF THE FSIC FUNDS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANY PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS. Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s web site, http://www.sec.gov and from FS Investments’ website at www.fsinvestments.com.

Participants in the Solicitations

The FSIC Funds and their respective directors, trustees, executive officers and certain other members of management and employees, including employees of FS Investments, KKR Credit Advisors (US) LLC (“KKR Credit”) and their respective affiliates, may be deemed to be participants in the solicitation of proxies from the stockholders of the FSIC Funds in connection with the Proposals. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the FSIC Funds’ stockholders in connection with the Proposals will be contained in the Proxy Statements when such documents become available. These documents may be obtained free of charge from the sources indicated above.

Cautionary Statement Concerning Forward-Looking Statements

This report contains statements which constitute “forward-looking” statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements with regard to future events or the future performance or operations of the Company, FSIC IV Advisor, LLC, GSO / Blackstone Debt Funds Management LLC, FS Investments, KKR & Co., KKR Credit, Corporate Capital Trust, Inc., Corporate Capital Trust II and other business development corporations sponsored by FS Investments. Words such as “anticipates,” “believes,” “expects,” “exploring,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption of the Company’s operations or the economy generally due to terrorism or natural disasters, future changes in laws or regulations and conditions in the Company’s operating area, the failure of the Company’s stockholders to approve the Proposals, the failure or inability to obtain the exemptive relief from the SEC and the failure to consummate the transactions contemplated by the definitive agreement entered into among FS Investments, certain affiliates of FS Investments and KKR Credit. Some of these factors are enumerated in the filings the relevant entities make with the SEC and will also be contained in the Proxy Statements when such documents become available. The inclusion of forward-looking statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. Any forward-looking statements speak only as of the date of this report. Except as required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on any forward-looking statements.